Pacific Premier Bancorp, Inc.

Fourth Quarter 2022 Conference Call

Thursday, January 26, 2023, 12:00 PM

CORPORATE PARTICIPANTS
Steve Gardner – Chairman and CEO
Ronald Nicolas – CFO

PRESENTATION

Pacific Premier Bancorp, Inc.
Thursday, January 26, 2023, 12:00 PM

Operator
Good morning and welcome to the Pacific Premier Bancorp Fourth Quarter 2022 Conference Call.

All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the “*” key, followed by “0”.

After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press “*”, then “1” on your telephone keypad. To withdraw from the question queue, please press “*”, then “2”.

Please note, this event is being recorded.

I would now like to turn the conference over to Steve Gardner. Please go ahead.

Steve Gardner
Thank you, MJ. Good morning, everyone. I appreciate you joining us, today. As you are all aware, we released our earnings report for the fourth quarter of 2022, earlier this morning. We have also published an updated investor presentation with additional information and disclosures on our financial performance.

If you’ve not done so already, we encourage you to visit our Investor Relations website to download a copy of the presentation.

In terms of our call today, I’ll walk through some of the notable items related to our performance. Ron Nicolas, our CFO, will also review a few of the details on our financial results, and then we’ll open up the call to questions.

I note that our earnings release and investor presentation include a safe Harbor statement relative to the forward-looking comments. I encourage each of you to carefully read that statement.

We delivered another quarter of solid financial performance, while maintaining a conservative approach to managing our balance sheet to drive long-term shareholder value.

We generated a record level of quarterly total revenue of $201.9 million, and our net income increased from the prior quarter to $73.7 million, while earnings per share of $0.77 was consistent with the prior quarter.

We generated an increase in pre-provision net revenue and realized a return on average tangible common equity of nearly 17%. Tangible book value per share grew 3.7% to $19.38 per share, and we ended the year with a TCE ratio of 8.88%, while all of our regulatory capital ratios further strengthened.

Our ability to generate strong financial performance in a challenging environment is attributable to the deep client relationships we have built over several years, as well as our proactive and strategic approach to balance sheet management.

I want to thank every one of my Pacific Premier colleagues for the outstanding work that they do every day to positively impact our clients, the organization, and the communities we serve.

We enter 2023 with high levels of liquidity and capital, which will provide us with optionality and flexibility in a number of areas, as we move through the year.

Many of the trends of the fourth quarter were similar with what we observed in the third quarter. During this period of rising interest rates, we have maintained a disciplined approach to our loan to deposit production and pricing.

Pacific Premier Bancorp, Inc.
Thursday, January 26, 2023, 12:00 PM

By leveraging our robust treasury management solutions and innovative technology platforms, our bankers are successfully developing new commercial banking relationships.

We saw a slight reduction in total loans from the prior quarter due to both a lower level of loan demand in connection with higher interest rates, particularly in the areas of commercial real estate and multifamily, and the prudent underwriting standards we maintain in light of the ongoing economic uncertainty.

In the fourth quarter, nearly half of our loan production was business-related loans, which reflects our ability to add quality banking relationships to the franchise.

Our fourth quarter loan production continues to be attractive as the average yield on new loan commitments increased 79 basis points over the prior quarter.

Although we experienced a decline in core deposits, the strength of our client relationships, coupled with disciplined pricing, resulted in a relatively low cost of core deposits of 31 basis points.

Our commercial escrow and exchange business experienced another quarter of deposit outflows declining by $396.7 million, which is a result of decreasing commercial real estate transactions.

Additionally, we have seen clients utilizing excess cash to pay down or pay off loans, as well as some deposit mix shift.

During the quarter, we added broker time deposits of varying maturities, which kept our loan-to-deposit ratio in the mid-80% range. These actions resulted in relatively low deposit betas for 2022, which Ron will discuss in more detail.

Beginning in the fourth quarter of last year, our teams began executing on a number of new initiatives and marketing efforts to expand the products and services we are offering to existing clients and to enhance new client acquisitions, which we expect will benefit growth in future periods.

Our asset quality remains solid. As always, our teams are proactive in terms of portfolio management and credit monitoring. We receive frequent updates on our clients' financial performance, liquidity and collateral values, which informs our approach to managing individual credits.

Our nonperforming assets totaled 14 basis points at year-end. And although we did see some migration of a few credits, we are not seeing an overall degradation in our borrowers' cash flows or their ability to service their obligations.

With that, I'll turn the call over to Ron to provide a few more details on our fourth quarter financial results.

Ron Nicolas
Thanks, Steve, and good morning. For comparison purposes, the majority of my remarks are on a linked-quarter basis.

Let's start with the quarter's financial highlights. Fourth quarter earnings increased to $73.7 million, driven by slightly higher revenues and lower operating expense.

As a result, our efficiency ratio improved to 47.4% from 48.3%, and our pre-provision net revenue totaled $102.7 million, an increase of $2.3 million from the prior quarter and as a percentage of average assets, rose to 1.89% from 1.85%.

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Our return metrics were solid, as return on average assets and average tangible common equity increased to 1.36% and 16.99%, respectively.

Taking a closer look at the income statement, non-interest income increased to $181.4 million, driven primarily by higher yields on interest earning assets and $3.8 million of additional swap income benefit, compared to the prior quarter. The higher yields were partially offset by higher cost of funds and lower loan-related fees and accretion income, as a result of decreased prepayment activity.

On the funding side, our core deposit cost was well controlled at 31 basis points, with a spot rate of 43 basis points at year-end. Average total deposit costs came in at 58 basis points, reflecting an increase in brokered deposits of $418 million.

On a full year basis, our cumulative period-end total deposit beta was 18%. Our low-cost deposits supported the fourth quarter net interest margin of 3.61%, which was flat to the third quarter.

As reported, loan yields rose 33 basis points to 4.94%, inclusive of the fixed to floating rate swaps.

Our core net interest margin narrowed six basis points to 3.38% with the decline being predominantly attributable to lower prepayment activity, compared to the third quarter.

Non-interest income increased $333,000 from the prior quarter, driven mostly by a $582,000 increase in other income, principally due to loan recoveries. These increases were partially offset by a $306,000 decrease in net gain from loan sales.

We also saw slightly lower fee revenues in our escrow and exchange and trust business lines. In the escrow and exchange business, as we noted earlier, the decrease in fee revenue is attributable to the lower transaction activity in the commercial real estate market.

We also anticipate an increase in trust income for the first quarter for annual tax service fees. As a result, for the first quarter of 2023, we expect our total non-interest income to be in the range of $21 million to $22 million, excluding any security sales.

Non-interest expense decreased $1.7 million to $99.2 million, primarily due to a $2 million decrease in compensation and benefits, reflecting lower performance-based variable comp, as well as reduced staffing levels, which decreased to 1,430 employees.

Commensurate with higher interest rates, as anticipated, deposit expense increased $1.9 million from the prior quarter.

Looking at our expectations for the first quarter, we anticipate our non-interest expense to approximate $102 million to $103 million, due to increases in deposit expense, FDIC insurance costs, as well as the timing of certain seasonal items, such as payroll taxes and annual staff merit increases.

Our provision for credit losses of $2.8 million increased, compared to the prior quarter's $1.1 million, impacted by changes to the overall size, composition, asset quality and unfunded commitments of the loan portfolio.

While we have not seen a meaningful deterioration in our asset quality, we are closely monitoring the systemic issues impacting our borrowers such as supply chains, inflationary pressures and higher interest rates.

Turning to the balance sheet, we saw a slight decline in loans of $239 million, driven by lower loan fundings. Given the higher interest rates, we also saw the continued trend of slower prepayments and payoffs.
Pacific Premier Bancorp, Inc.
Thursday, January 26, 2023, 12:00 PM

Deposits ended the year at $17.4 billion, which represented a linked-quarter decrease of $394 million, attributable mostly to the escrow and exchange business, as well as lower deposits in both commercial and consumer businesses, as we continue to defend our deposit costs.

To help mitigate the cyclicality of deposit flows, we added another $418 million in term brokered deposits and $214 million of retail CDs, which provided additional liquidity, as well as interest rate protection.

We saw a slight reduction in our securities portfolio, as we did not purchase or sell any securities during the fourth quarter. Our overall securities portfolio yield increased to 2.35%. Additionally, we realized an incremental benefit with the fair value mark-to-market loss reduction of $20.6 million on the available-for-sale portfolio, compared to September 30.

Our tangible common equity increased 29 basis points to 8.88%. Additionally, we further strengthened our other risk-based capital ratios this quarter with Tier 1 risk-based, Tier 1 leverage and total risk-based capital ratios all increasing, meaningfully, from September 30th.

And finally from an asset quality standpoint, asset quality remains stable as both non-performing assets and delinquent loans totaled 0.14% and 0.30%, respectively. Although classified assets did increase from September 30th, they remain relatively low.

Our allowance for credit loss was effectively flat in terms of dollars, and our coverage ratio increased 2 basis points to 1.33%. And our total loss absorption, which includes the fair value discount on loans acquired through acquisition finished the quarter at 1.70%.

We would not anticipate any decreases in our coverage ratio, given the uncertain economic environment and could see an increase if a potential downturn materializes.

With that, I will turn the call back to Steve.

Steve Gardner
Great. Thanks, Ron. I'll wrap up with a few comments about our outlook. We have always managed the company in a conservative manner, balancing growth with prudent risk management, while maintaining strong levels of capital, ample liquidity and reserves.

This has enabled us to effectively manage through a variety of economic cycles and consistently deliver strong financial results for our shareholders, and this will remain our approach.

At this point, it's difficult to forecast how the economic environment will evolve and to project its impact on our clients' businesses. For the near-term, pressure on deposit costs likely will remain. But given our strong liquidity levels, we are well positioned to mitigate some of those pressures.

And as previously noted, during the fourth quarter, our teams began executing on a number of targeted business development initiatives that we expect will enhance our loan and deposit production in coming periods. Our disciplined approach to expense management will not change.

We believe our history of investing in employees and innovative technology platforms position us to enhance both efficiencies and business development activities, while generating profitable long-term growth.

As we've grown the company, we have maintained a proactive approach to credit risk management, which has helped us to achieve consistently strong credit metrics.

Pacific Premier Bancorp, Inc.
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Given the strength of our balance sheet and strong capital position, combined with our results-oriented culture, we believe we will navigate this period of economic uncertainty from a position of strength and remain positioned to deliver long-term value for our shareholders.

That concludes our prepared remarks, and we would be happy to answer any questions. MJ, please open up the call for questions.

QUESTION AND ANSWER

Operator
Thank you, Steve. We will now begin the question-and-answer session. To ask a question, you may press “*”, then “1” on your telephone keypad. If you are using a speaker phone, please pick up your handset, before pressing the keys. To withdraw from the question queue, please press “*”, then, “2”.

At this time, we will pause, momentarily, to assemble our roster.

Today's first question comes from David Feaster with Raymond James. Please go ahead.

David Feaster
Hi. Good morning, everybody.

Steve Gardner
Good morning, David.

Ron Nicolas
Good morning.

David Feaster
I want to start out on the deposit side. And just if you could help us think about flows going forward. It kind of feels like we're kind of nearing a trough or at least the level of stability in the escrow business.

I guess, where do you think we are in terms of some of the surge deposits and some of those more price-sensitive deposits? Would you expect to see maybe some more outflows in the near-term? And how do you think about funding those future outflows whether brokered funding borrowings and the securities of the--cash flows off the securities book?

Steve Gardner
Right. I mean there's a lot of questions wrapped up there, David. David, I was going to ask you if you could give me insight on deposit flows. I think it's--we're in a little bit of an unusual period. I don't know, if we're in the early, middle or late innings.

I think, in many respects, it has to do with some of the decisions that the Federal Reserve ultimately makes on both where the terminal Fed funds rate is, how quickly we get there and how long do we remain there. And then coupled with quantitative tightening and the shrinking of their balance sheet at $95 billion a quarter, or a month rather, how that impacts the entire industry, and we've clearly seen some level of disintermediation.

I think it's right that the commercial escrow and exchange business maybe is at a trough. We'll see. We ended the quarter at, I don't know, $680 million, roughly. And we do have some new business development initiatives going on there, but we'll see how that plays out, over time.

If you strip that out and the volatility we saw in the third and fourth quarter there really owing to the pretty substantial decline in commercial real estate transactions, the deposit base has been pretty stable, which we're pleased with.

Pacific Premier Bancorp, Inc.
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And so, with some of the initiatives that were deployed and began to execute on in the fourth quarter and really are in their infancy stages, we believe those will--some of those activities will offset the pressures that we're seeing, around the deposit side.

David Feaster
Okay. That makes sense. And maybe just touching on the loan side. I was hoping you could maybe elaborate on some of the initiatives you talked about to improve production. And you also talked about weaker demand, and I know your appetite for credit is somewhat muted here just given your conservatism and the economic backdrop.

What segments, from your standpoint, are still providing good risk-adjusted returns? And if we maintain, maybe the slower pace of production, how do you think about loan balances, as we look forward?

Steve Gardner
Yeah, I think that, there's always some things we can do around the margin on the pricing standpoint to--that will benefit production. Where we're seeing it is, naturally, in the business segments owner-occupied commercial real estate, C&I as far as opportunities go to grow the business.

And that goes part and parcel with the fact that those loans we have always done with full banking relationships. And given the pressures on the deposit side, that's what we're going to continue to focus on.

There's also the fact that we do have excess liquidity that we can deploy, so we'll look to do that, incrementally, depending upon deposit flows, here. But again, I think that some of the initiatives that we began again in the fourth quarter and tweaks that we've made are going to benefit us, as we move forward.

David Feaster
Okay. That makes sense. And then last one just maybe touching on the margin side. I just want to make sure that I understand some of the dynamics within that, especially on the core front. It seems like you guys are--the swap benefits are being accounted for in that accretion line. I was hoping you could help us just think about given the loan and deposit dynamics that we just kind of talked about, exclusive of the four basis points of loan fees, the margin actually would have expanded if we include the swap.

So, just help us think about the core margin as we look forward and then some of the dynamics of how the swap will play out and play into that?

Steve Gardner
Yeah, it's a really good point, David, and I can let Ron expand on it more.

Ron Nicolas
Yeah, David, as Steve indicated, as you highlighted, when you include the swaps which were taken out in the second half of 2021, we're actually--our core margin actually expanded a couple of basis points. So, we're getting very good lift from there and you saw the--we're looking at a loan beta that's running somewhere in the 25% to 30% with the inclusive of those swaps.

The deposit beta has been running, the core deposit's closer to 10, the total deposit closer to 18 and that, obviously, is somewhat a function of the additional broker deposits. But we continue to defend on the deposit side, to Steve's earlier comments where, hopefully, we've hit that inflection point on escrow.

And we continue to--the loans that we are putting on the books, we are getting very attractive loan yields on that, on an incremental basis. So, we'll continue to see lift here, if the Fed moves in the first quarter as is the market believes it will. We'll get additional lift on the swaps on that
Pacific Premier Bancorp, Inc.
Thursday, January 26, 2023, 12:00 PM

and an additional lift on our floating rate loan portfolio. So, we'll see where it goes, although we've--we're not providing margin guidance, at this point in time.

Steve Gardner
Ron, can you clarify on the loan or asset side on the betas?

Ron Nicolas
Yeah, the loan beta, which we include the fees, the fees came down about 4 basis points. So, the loan beta was about 27% for this particular quarter. But if you were to normalize that, it would be right where we anticipate, right in that 30%, 31% level on the loan beta. So, we're marching right along, as anticipated, on that loan beta.

Steve Gardner
Hopefully, that helps, David. But it is a good point on just the way that we happen to characterize things, one would include maybe or some do the swap income in your core margin. We want to be fully transparent with everyone and break all of these different components out so they can see it.

So, for some people, the reported margin is consistent across the board with other institutions, but you can peel the onion back and see the core, for us.

David Feaster
No, that's extremely helpful. And just, is there any rough math on the swap benefits for each hike?

Ron Nicolas
Yeah, for every 25 basis point, David, we see about $0.75 million of benefit on that. So, again, if the Fed does move in this first quarter, whatever they move, we'll see that benefit on an incremental go-forward basis in that.

I might also add, as you think about the margin in that, I think that both accretion and in this environment, fees, prepayment, deferred fees that amortize, we're seeing high single digit in terms of basis points, net 7, 8 basis point, 9 basis point range in that margin, which is down, obviously, from where we were running last year, when we saw higher prepayments.

David Feaster
Okay. That’s helpful. Thanks, everybody.

Ron Nicolas
You’re welcome.

Operator
The next question comes from Matthew Clark with Piper Sandler. Please, go ahead.

Matthew Clark
Hi. Good morning.

Steve Gardner
Good morning.

Matthew Clark
Maybe just drilling down a little more on the margin. If we can get the spot rate on the cost of deposits or interest-bearing deposits at the end of the year and then the average NIM for the month of December.

Steve Gardner
I thought it was in the earnings release note. Go ahead.

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Matthew Clark
Might have been--might have been.

Ron Nicolas
Yeah, the core deposit spot rate was about 44 basis points, so up from the average that we saw in the fourth quarter of 31, Matt. So, if you want to think about it, probably, across the board, you're looking at, right now, on a spot basis, probably around 8 or so, 8 to 12 basis points increasing on the spot rates, over the average rates that we saw in the quarter.

Steve Gardner
Yes.

Matthew Clark
But that's just on the core right? I mean, you've done some other stuff, so we might be underestimating kind of the lift in deposit costs in total. Is that not fair? I'm just trying to get a kind of all-inclusive deposit cost.

Steve Gardner
Yeah, hold on and I think you have the spot rate on total deposits, Ron. I might.

Ron Nicolas
Yes, I do. I do. Its 80 basis points on the total deposits at spot rate.

Steve Gardner
At year-end?

Ron Nicolas
At year-end. That's correct. That's correct, versus the 58, Matt, that you saw for the quarter average.

Matthew Clark
Great. That's helpful. Thank you. Okay. And then in terms of the uptick in classified, I mean, I know these balances can bounce around, but everybody is pretty hyper-focused on credit these days. So, just want to get a sense for what drove the uptick and what your outlook is for that increase.

Steve Gardner
Yeah. It--they are one-off credits or three or four. There's a couple on the Ag sector, where folks were impacted on some labor costs and also fuel cost, gas, petroleum, diesel and the like. There were a couple on the franchise side, where it were poultry costs, and labor costs.

But they seem to be--as we go through these, they are specific to these individual borrowers, and most of our other businesses are working through various challenges, whether it's on the supply chain side inflation, labor and the like.

Matthew Clark
Okay. And then just last one for me around your comment in the release, and I think also on the call here about executing on new initiatives and marketing efforts to expand the products and services, you're offering to existing clients and enhancing new client acquisitions. I guess, knowing that you're a relationship bank to begin with, I assume you've been doing a lot of this already. I guess, what's different?

Steve Gardner
No. There's just--you're right we have. These are just some refinements in various areas and things that we've been doing where we can expand on some of our efforts in particular in maybe some of the specialty areas where--whether it's IOTLA deposits, gaining greater deeper relationships with existing clients, where it's--and so just in a number of areas there, and I'm not
Pacific Premier Bancorp, Inc.
Thursday, January 26, 2023, 12:00 PM

going to go into any other specifics. And then, it's coupled too with some of the marketing efforts that we're doing to support these initiatives, as well.

Matthew Clark
Perfect. Thank you.

Operator
The next question comes from Chris McGratty with KBW. Please go ahead.

Andrew Leischner
Hey, how is it going? This is Andrew Leischner on for Chris McGratty.

Steve Gardner
Good morning.

Andrew Leischner
Good morning. So, on your capital priorities, just a couple of questions. Your capital levels are obviously really healthy, right now. Is there any thoughts on using the buyback at this point or is the environment still a little too uncertain?

Steve Gardner
It's something that we regularly consider and discuss internally and with the Board, so it's always an option. I think as we gain greater visibility on the outlook is again something that we very well may deploy. But we will consider to think about it.

Andrew Leischner
Okay. Thank you. And just sticking on capital, is M&A still a possibility right now? Are you having conversations or have those sort of slowed due to credit uncertainty and potential rate marks?

Steve Gardner
I think it's slowed pretty materially. We're very focused on protecting tangible book. And just given the volatility in the equity markets, in the rate markets and the uncertainty around the outlook that makes M&A as hard as it is. Throw in those additional factors and it really limits most folks' appetite.

Andrew Leischner
Okay. Thank you. And then last one just on credit. I appreciate all the detail in the slide deck on the different portfolios. But can you maybe just provide a little more color and statistics on the office and retail portfolios?

Steve Gardner
Yeah. To shorten up the deck, we didn't include it, this quarter. No real change, but I think it's in there from in Q3. Anything in particular around the office? Anything in particular you're looking for?

Andrew Leischner
Just like the statistics around debt service and LTVs.

Steve Gardner
They're pretty consistent with the overall investor owned CRE, which the debt coverages are pretty strong, as you could see in the one slide on page 30, 1.90 DCR coverage. The loan to values are relatively low at 50%. These are mostly all stabilized properties, but something that we're monitoring closely.

Andrew Leischner
Okay. Thank you.

Operator
Pacific Premier Bancorp, Inc.
Thursday, January 26, 2023, 12:00 PM

The next question comes from Andrew Terrell with Stephens. Please go ahead.

Andrew Terrell
Hey, good morning.

Steve Gardner
Good morning, Andrew.

Ron Nicolas
Good morning.

Andrew Terrell
Maybe just to start on the margin for Ron. I know you did I think a really good job in preparing the balance sheet ahead of rate hikes at the swaps. And then I think you locked in maybe some funding at a certain point in time.

Just with the curve projecting rate cuts later this year, I'd be curious on your thoughts on just how you're thinking about managing the balance sheet ahead of that point in time. And any specific actions you're looking to take throughout the year in preparation for the potential of rate cuts.

Steve Gardner
Maybe before you give any specifics there, Ron, I'll just give you broadly, Andrew. The way that we have always thought about it is that we've generally managed the balance sheet to be close to neutral, slightly asset sensitive and really not looking to take a position, one way or another, that generate pretty consistent good earnings in a variety of environments and to be able to provide the deposit and loan products that our clients need and are competitive in the market.

So, that has been our approach and that will continue to be an approach. We certainly did take some actions in 2021 and 2022 that are benefiting us. And we'll continue to look at various options as we move through the year. Go ahead.

Ron Nicolas
And Andrew, just to add to what Steve has said, if we've reached what we believe to be or hope to be believe that we've reached an inflection point on the deposit side and we've seen some stabilization there. We do have some excess cash. As Steve indicated earlier that we've got some reinvestment opportunities.

But as it relates specifically to the swaps, I think we've been pretty--well pretty fortunate. We have a good chunk of those swaps by year-end that will be coming off the books.

So, if you believe right now what the market is telling us where we could see a reversal in monetary policy by the Fed by year-end, we've got a good chunk of those swaps that will be coming off. And as a result, that will position us better for the--for what we could see is again a reversal in that direction by the Fed.

So, we feel pretty good about where we are and how they're positioned, right now. And as you said, we've benefited very nicely. We did it knowing full well that we were putting on some hybrid type loans that we needed to protect for this eventuality.

Andrew Terrell
Yeah, okay. Do you have the percentage amount of just the notional swaps that come off this year?

Ron Nicolas
Yeah, about 50% of those swaps will be matured by the end of the year, and they don't start until that fourth quarter.

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Andrew Terrell
Okay, awesome. Thank you. And maybe just sticking on the margin, so the 47% of loans on the balance sheet that are adjustable rate, can you just remind us how much of those have resets occurring throughout 2023 and just what the average kind of spread is between the back book to the front book where those would reprice that? Just trying to get a sense of some of the repricing dynamics on the asset side.

Ron Nicolas
Well, here's what I can tell you that I've got ready, ready if you will. The loan book has about a 22% just the loan book of floating rate, currently. We also have probably another, call it, 8% to 10% of fixed rate maturing during the year, over the next 12 months.

And then we've got, of course, the benefit of the swaps. So, when you kind of total that all up we're looking at a beta as I mentioned earlier, a loan beta that--a repricing beta that would be somewhere in the low 30% levels.

Andrew Terrell
Okay, understood. And then last one for me. I appreciate the expense commentary; I think it was $102 million to $103 million in the first quarter. I guess I'd be curious to hear your thoughts on kind of the expense progression throughout the year. I know there's maybe some seasonality in 1Q, but I think I called in your prepared remarks you mentioned maybe some reduced staffing levels.

Just would be curious to hear the puts and takes on the expenses in ‘23 and how we should think about the progression, throughout the year?

Steve Gardner
When we get to the first quarter earnings, we'll give you some idea of what we think about the second quarter at that point. How is that?

Andrew Terrell
Well--

Steve Gardner
--Not very helpful. I mean right.

Ron Nicolas
Here's what I would say is obviously, as we have seen in years past, the first quarter we do get, like the industry, we get hit with payroll taxes right up front. It's always a little bit outsized. You have some resetting of some of the performance incentives and compensation on that front merit increases, all the things that we've talked about, as well.

In addition, of course, we saw the FDIC premium. I would not anticipate the same delta, if you will, from the fourth quarter to the first quarter that we're projecting today to be--to carry forward--incremental to carry throughout the year. That would not be the case.

Steve Gardner
And I mean from the staffing levels, we don't see any material change in one way or another on the staffing side which, of course, the comp and benefits is the biggest component of the expense base. And we will, though, see continued pressure on some of the deposit costs that are there.

So, as I said, as we get better visibility into it here, we're happy to share with--our thoughts as we get through the end of the first quarter how things are playing out.

Andrew Terrell
Yeah, understood. That was helpful. I appreciate it. Thank you for taking the questions.

Pacific Premier Bancorp, Inc.
Thursday, January 26, 2023, 12:00 PM

Steve Gardner
Absolutely. You’re welcome.

Operator
The next question comes from Gary Tenner with D.A. Davidson. Please go ahead.

Gary Tenner
Thanks. Good morning. A lot of my questions were already asked but just one more in terms of just kind of balance sheet management thoughts for the year. In terms of securities, cash flows or cash flows coming off the investment portfolio, could the expectation be that you continue to reinvest those execution duration on the balance sheet for a potential Fed reversal, or how are you thinking about that, broadly?

Steve Gardner
I think that Gary, it depends on deposit flows, loan growth, loan activities, what is the magnitude there and how those different dynamics play out. But certainly, we could look to invest some of that excess liquidity and the cash flows from those securities back in to securities at more attractive yields, today.

Gary Tenner
And Ron, what is the projected cash flows off the portfolio this year?

Ron Nicolas
Yes. It's a little north of $400 million, but it's a little lighter in the first half of the year, call it about $80 million on average per quarter for the first half and closer to $120 million, $125 million on the back half, per quarter.

Gary Tenner
Great. Appreciate it. And then just one other question just kind of big picture. I think your kind of sales or calling effort has always been pretty aggressive and separate from kind of the credit side of the house.

So, in an environment where your risk appetite and credit appetite maybe is a little lower than it's been, do you repurpose some of those folks on that side of the business, or is it just really continuing to turn rocks over for opportunities that might fit within kind of the current appetite?

Steve Gardner
I think it's a combination of the two, Gary. And as we've said, we've had some staff reductions here, during the second half of 2022. Where we are at this point, we think is pretty stable, but you're always assessing that. But we've got a lot of activity going on here, beginning with some of the initiatives in the fourth quarter.

I think there was a pretty big adjustment that our team had to go through in the level of activity that we were running through the bank with a pipeline of $2 billion, $2.5 billion, and closings on new commitments well in excess of $1 billion.

And as that adjustment occurred throughout last year, there's no question that that was a big impact on folks. And I think the team has done an outstanding job of adjusting to the current environment, and really got to sort of switch gears in the fourth quarter here to start playing a bit more offense, if you will.

Gary Tenner
Great. Appreciate the thoughts. Thank you.

Steve Gardner
Absolutely.

CONCLUSION
Pacific Premier Bancorp, Inc.
Thursday, January 26, 2023, 12:00 PM

Operator
This concludes our question-and-answer session. I would like to turn the conference back over to Steve Gardner for any closing remarks.

Steve Gardner
Thank you, MJ, and thank you all for attending.

Operator
The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.
Pacific Premier Bancorp, Inc.
Thursday, January 26, 2023, 12:00 PM